INVESTMENT MANAGEMENT
Reliable Partner | Reliable Investing®

October 21, 2022

Todd Modic

(d)(1)(A)(i)

Senior Vice President

Voya Investments, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Addition of Voya VACS Index Series S Portfolio

Dear Mr. Modic:

Pursuant to the Investment Management Agreement, dated May 1, 2017, between Voya Investors Trust ("VIT") and Voya Investments, LLC (the "Agreement"), we hereby notify you of our intention to retain you as Manager to render investment advisory services to Voya VACS Index Series S Portfolio (the "Portfolio"), a newly established series of VIT, effective on October 21, 2022, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolio to the Amended Schedule A and Amended Schedule B of the Agreement. The Amended Schedule A and the Amended Schedule B, which indicate the annual investment management fee rate for the Portfolio, are attached hereto.

Please signify your acceptance to act as Manager under the Agreement with respect to the aforementioned Portfolio by signing below where indicated.

Very sincerely,

By: /s/ Kimberly A. Anderson_________

Name: Kimberly A. Anderson

Title: Senior Vice President

Voya Investors Trust

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By: /s/ Todd Modic__________________

Name: Todd Modic

Title: Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

The Series of Voya Investors Trust, as described in the attached Investment Management Agreement, to which Voya Investments, LLC shall act as Manager, are as follows:

Series

Voya Government Liquid Assets Portfolio

Voya High Yield Portfolio

Voya Limited Maturity Bond Portfolio

Voya U.S. Stock Index Portfolio

Voya VACS Index Series S Portfolio

VY® Invesco Growth and Income Portfolio

VY® JPMorgan Emerging Markets Equity Portfolio

VY® JPMorgan Small Cap Core Equity Portfolio

VY® Morgan Stanley Global Franchise Portfolio

VY® T. Rowe Price Capital Appreciation Portfolio

VY® T. Rowe Price Equity Income Portfolio

Effective Date: October 21, 2022, to reflect the addition of Voya VACS Index Series S Portfolio.

A-1

AMENDED SCHEDULE B

COMPENSATION FOR SERVICES TO SERIES

For the services provided by Voya Investments, LLC (the "Manager") to the following Series of the Voya Investors Trust (the "Trust"), pursuant to the attached Investment Management Agreement, the Trust will pay the Manager a fee, payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of that Series.

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)

0.350% on first $200 million in combined assets of
Voya Government Liquid Assets Portfolio1	these Series;
0.300% on next $300 million; and
Voya Limited Maturity Bond Portfolio1
0.250% on assets in excess of $500 million

0.490% on first $1 billion;
Voya High Yield Portfolio	0.480% on next $1 billion; and
0.470% on assets in excess of $2 billion

Voya U.S. Stock Index Portfolio	0.260%

Voya VACS Index Series S Portfolio	0.150%

VY® Invesco Growth and Income Portfolio2	0.750% first $750 million in combined assets of these

VY® T. Rowe Price Capital Appreciation	Series;
0.700% next $1.25 billion;
Portfolio2
0.650% next $1.5 billion; and
VY® T. Rowe Price Equity Income Portfolio2	0.600% on assets in excess of $3.5 billion

1For purposes of calculating the fees under this Agreement, the assets of Voya Government Liquid Assets Portfolio and Voya Limited Maturity Bond Portfolio shall be aggregated. The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to each Series and its respective Adviser/Manager based on relative net assets.

2For purposes of calculating fees under this Agreement, the assets for VY® Invesco Growth and Income Portfolio, VY® T. Rowe Price Capital Appreciation Portfolio, and VY® T. Rowe Price Equity Income Portfolio shall be aggregated with the assets of the VY® CBRE Real Estate Portfolio, a series of Voya Investors Trust, which is not a party to this Agreement. The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to each Series and its respective Adviser/Manager based on relative net assets.

B-1

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)

VY® JPMorgan Emerging Markets Equity	1.250%
Portfolio

0.900% on first $200 million;
VY® JPMorgan Small Cap Core Equity	0.850% on next $300 million;
0.800% on next $250 million; and
Portfolio
0.750% on assets in excess of $750 million

VY® Morgan Stanley Global Franchise	1.000% on first $250 million;
0.900% on next $250 million; and
Portfolio	0.750% on assets in excess of $500 million

Effective Date: October 21, 2022, to reflect the addition of Voya VACS Index Series S Portfolio.

B-2